Exhibit 4.1

AMENDMENT TO RIGHTS AGREEMENT

BETWEEN RENOVIS, INC. AND

WELLS FARGO SHAREOWNER SERVICES

THIS AMENDMENT TO RIGHTS AGREEMENT (the “Amendment”) is made this 18th day of September 2007, by and between RENOVIS, INC., a Delaware corporation (the “Company”), and WELLS FARGO SHAREOWNER SERVICES, a Delaware corporation (the “Rights Agent”).

WHEREAS, the Company is entering into an Agreement and Plan of Merger (as the same may be amended from time to time, the “Merger Agreement”) with EVOTEC AG, an Aktiengesellschaft organized and existing under the laws of the Federal Republic of Germany (“Parent”), pursuant to which MERGER SUB (as such term is defined in the Merger Agreement), a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), will merge with and into the Company, and the Company will survive as a wholly-owned subsidiary of Parent, and the former stockholders of the Company will receive American Depositary Shares of Parent, with each American Depositary Share representing two (2) ordinary no-par value bearer shares of Parent;

WHEREAS, the Company and the Rights Agent are parties to that certain Rights Agreement, dated as of March 24, 2005 (the “Rights Agreement”);

WHEREAS, the Company desires to amend the Rights Agreement in connection with the execution and delivery of the Merger Agreement; and

WHEREAS, the Board of Directors of the Company has approved this Amendment and authorized its appropriate officers to execute and deliver the same to the Rights Agent.

NOW, THEREFORE, in accordance with the procedures for amendment of the Rights Agreement set forth in Section 26 thereof, and in consideration of the foregoing and the mutual agreements herein set forth, the parties hereby agree as follows:

1. Capitalized terms that are not otherwise defined herein shall have the meanings ascribed to them in the Rights Agreement.

2. The definition of “Acquiring Person” set forth in Section 1.1 of the Rights Agreement is amended by adding the following sentence to the end of that section:

Notwithstanding the foregoing, no Person shall be or become an Acquiring Person by reason of (i) the execution and delivery of the Agreement and Plan of Merger, dated as of September 18, 2007, by and between EVOTEC AG, an Aktiengesellschaft organized and existing under the laws of the Federal Republic of Germany (“Parent”) and the Company (the “Merger Agreement”) or the execution of any amendment thereto, (ii) the execution and delivery of the Voting Agreements or the Company Affiliate Agreements (as such terms are defined in the Merger Agreement) or the execution of any amendment thereto, (iii) the merger of MERGER SUB (as such term is defined in the Merger Agreement), a Delaware corporation and wholly-owned subsidiary of Parent (“Merger

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Sub”), with and into the Company, or (iv) the consummation of any other transaction contemplated by the Merger Agreement, as it may be amended from time to time.

3. The definition of “Shares Acquisition Date” in Section l.9 of the Rights Agreement is hereby amended by adding the following sentence to the end of that section:

Notwithstanding anything else set forth in this Agreement, a Shares Acquisition Date shall not be deemed to have occurred by reason of (i) the execution and delivery or amendment of the Merger Agreement, the Voting Agreements or the Company Affiliate Agreements, (ii) the merger of Merger Sub with and into the Company, or (iii) the consummation of any other transaction contemplated by the Merger Agreement.

4. Section 3.1 of the Rights Agreement is hereby amended by adding the following sentence to the end of that section:

Notwithstanding anything else set forth in this Agreement, no Distribution Date shall be deemed to have occurred by reason of (i) the execution and delivery or amendment of the Merger Agreement, the Voting Agreements or the Company Affiliate Agreements, (ii) the merger of Merger Sub with and into the Company, or (iii) the consummation of any other transaction contemplated by the Merger Agreement.

5. Section 7.1(i) of the Rights Agreement is hereby amended to delete the phrase “(the “Final Expiration Date”)” so that it shall read as follows:

(i) the Close of Business on April 12, 2015,

6. Section 7.1 is further amended by deleting the word “or” at the end of Section 7.1(iii) and by adding the following clause at the end of Section 7.1:

, or (v) the moment in time immediately prior to the Effective Time (as such term is defined in the Merger Agreement) (the earliest to occur of the events described in clauses (i) and (v) of this section shall be referred to as the “Final Expiration Date.”).

7. Section 11.1.2 is hereby amended by adding the following sentence to the end of that section:

Notwithstanding anything else set forth in this Agreement, no event requiring an adjustment under this Section 11.1.2 shall be deemed to have occurred by reason of (i) the execution and delivery or amendment of the Merger Agreement, the Voting Agreements or the Company Affiliate Agreements, (ii) the merger of Merger Sub with and into the Company, or (iii) the consummation of any other transaction contemplated by the Merger Agreement.

8. Section 13.1(B) is hereby amended to read as follows:

(B) any Person shall consolidate with the Company, or merge with and into the Company and the Company shall be the continuing or surviving

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corporation of such merger and, in connection with such merger, all or part of the Common Shares shall be changed into or exchanged for stock or other securities of the Company or any other Person or cash or any other property (other than the merger of Merger Sub with and into the Company), or

9. The first phrase of the second sentence of Section 13.1 of the Rights Agreement is hereby amended to read as follows:

The Company shall not consummate any such consolidation, merger (other than the merger of Merger Sub with and into the Company), sale or transfer unless prior thereto the Company and such Principal Party shall have executed and delivered to the Rights Agent a supplemental agreement confirming that the requirements of this Section 13.1 and Section 13.2 shall promptly be performed in accordance with their terms and that such consolidation, merger, sale or transfer of assets shall not result in a default by the Principal Party under this Agreement as the same shall have been assumed by the Principal Party pursuant to this Section 13.1 and Section 13.2 and providing that, as soon as practicable after executing such agreement pursuant to this Section 13, the Principal Party, at its own expense, shall. . .

10. The first sentence of the last paragraph of Section 13.1 of the Rights Agreement is hereby amended to read as follows:

The Company covenants and agrees that it shall not, at any time after the Trigger Event, enter into any transaction of the type described in clauses (A) through (C) of this Section 13.1 if (i) at the time of or immediately after such consolidation, merger (other than the merger of Merger Sub with and into the Company), sale, transfer or other transaction there are any rights, warrants or other instruments or securities outstanding or agreements in effect which would substantially diminish or otherwise eliminate the benefits intended to be afforded by the Rights, (ii) prior to, simultaneously with or immediately after such consolidation, merger (other than the merger of Merger Sub with and into the Company), sale, transfer or other transaction, the stockholders of the Person who constitutes, or would constitute, the Principal Party for purposes of Section 13.2 shall have received a distribution of Rights previously owned by such Person or any of its Affiliates or Associates or (iii) the form or nature of organization of the Principal Party would preclude or limit the exercisability of the Rights.

11. The Rights Agreement, as amended by this Amendment, shall remain in full force and effect in accordance with its terms.

12. All the covenants and provisions of this Amendment by or for the benefit of the Company or the Rights Agent shall bind and inure to the benefit of their respective successors and assigns hereunder.

13. Nothing in this Amendment shall be construed to give to any person or corporation other than the Company, the Rights Agent and the registered holders of the Right Certificates (and, prior to the Distribution Date, the Common Shares) any legal or equitable right, remedy or claim under this Amendment; but this Amendment shall be for the sole and

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exclusive benefit of the Company, the Rights Agent and the registered holders of the Right Certificates (and, prior to the Distribution Date, the Common Shares).

14. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

15. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

16. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

17. The Company hereby certifies to the Rights Agent that this Amendment is in compliance with Section 26 of the Rights Agreement.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the parties herein have caused this Amendment to be duly executed and attested, all as of the date and year first above written.

RENOVIS, INC.

By:	/S/ COREY S. GOODMAN, PH.D.
Name: Corey S. Goodman, Ph.D. Title: Chief Executive Officer

AMENDMENT TO RIGHTS AGREEMENT

WELLS FARGO SHAREOWNER SERVICES

By:	/S/ PAMELA E. HERLICH
Name: Pamela E. Herlich Title: Vice President, Account Management

Attest:	/S/ CLAUDINE G. ANDERSON
Name: Claudine G. Anderson Title: Vice President, Account Management

AMENDMENT TO RIGHTS AGREEMENT